Exhibit 99(c)

[June 27, 2007 Letter]

Dear Dick,

Thank you for your letter of June 22. As discussed in our exchange of letters and our conversation last week, I understand that you and your Board are exploring alternatives that are consistent with the best interests of your stakeholders as well providing additional value for your shareholders.

I continue to believe that a combination of Alcan and Alcoa can provide the most value to all stakeholders, and I would like to determine whether there is additional value for your shareholders beyond that reflected in our offer. Your letter and subsequent conversations indicate a willingness to have further discussions if we reach an appropriate agreement on confidentiality and standstill. I want to work with you on such an agreement that takes into account the fact that we have an outstanding offer to the shareholders of Alcan.

I would welcome the opportunity to meet and to discuss these issues. I suggest that we meet in Montreal in the next few days to discuss both the confidentiality/standstill agreement and whether there is an opportunity to discuss substantive issues as well. I will give you a call this afternoon to see if there is a convenient time to meet with you and the appropriate members of your Board.

Best regards,

Alain